Exhibit 2.2
FIRST AMENDMENT
TO
ASSET PURCHASE AGREEMENT
This First Amendment to Asset Purchase Agreement (this “Amendment”) is entered as of March 13, 2009 (the “Effective Date”) by and between Ancept Media Server, LLC, a Minnesota limited liability company (“Seller”), and ViewCast.com, Inc., dba ViewCast Corporation, a Delaware corporation (“Buyer”).
RECITALS
A. Buyer and Seller entered into that certain Asset Purchase Agreement (the “Asset Purchase Agreement”) dated March 5, 2009.
B. Buyer and Seller desire to amend the Asset Purchase Agreement as set forth herein.
C. Capitalized terms used and not otherwise defined in this Amendment shall have the meanings given to such terms in the Asset Purchase Agreement.
Based on the Recitals set forth above and the promises contained herein, the parties agree as follows:
AMENDMENTS
1. Amendment to Section 4.9(F)(ii). Section 4.9(F)(ii) is amended in its entirety to read as follows:
(ii) Following the receipt of the assignments and license required pursuant to Section 9.9, each Person who is or was an employee, agent, partner, consultant or contractor of Seller or NASI, and each other Person who is or was involved in the creation, development or maintenance of any Owned Seller IP has signed a valid, enforceable agreement containing: (a) an irrevocable assignment of Intellectual Property Rights to Seller and/or a work-made-for-hire agreement under the U.S. Copyright Act or analogous provision of applicable non-U.S. law vesting in Seller exclusively all Intellectual Property Rights developed in the course of the Person’s relationship with Seller, and (b) confidentiality provisions protecting the Owned Seller IP. Following the receipt of the assignments and license required pursuant to Section 9.9, no current or former stockholder, member, officer, director, governor, partner or employee has any claim, right (whether or not currently exercisable) or interest to or in any Owned Seller IP. To Seller’s Knowledge, no employee is: (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Seller or NASI, or (b) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality.
2. Amendment to Section 4.9(K). The first sentence of Section 4.9(K) is amended to read as follows:
(K) Following the receipt of the assignments and license required pursuant to Section 9.9, Seller has never infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person.

3. Amendment to Section 9.8. Section 9.8 is amended in its entirety to read as follows:
9.8 [Intentionally Left Blank]
4. Amendment to Section 9.9. Section 9.9 is amended in its entirety to read as follows:
9.9 Confirming Assignments. Seller shall have delivered to Buyer at the Closing evidence reasonably satisfactory to Buyer that Seller’s employees and consultants that participated in the development or modification of the Seller Software have validly assigned or, with respect to Jeff Stromberg and Jason Cwik provided a perpetual license to, all right, title and interest in such development or modifications, including all Intellectual Property Rights therein, to Seller free and clear of any royalty obligation or other Encumbrance. For avoidance of doubt, with respect to consultants or employers that are legal entities (such as NASI), such evidence will not only include an assignment from such legal entity to Seller, but also evidence of valid assignments to such legal entity from their employees and consultants.
5. Amendment to Exhibit A. The definition of the term “Connectic” in Exhibit A is hereby amended to read as follows:
“Connectic” means Connectic, Inc., a Nevada corporation.
6. Amendment to Exhibit A. Exhibit A is hereby amended so that the term and definition of “Connectic Agreement” is hereby deleted in its entirety.
7. Amendment to Schedule 2.1(ii). Schedule 2.1(ii) is hereby amended to read as provided in Exhibit 1.
8. Amendment to Schedule 5.9. Schedule 5.9 is hereby amended to read as provided in Exhibit 2.
9. Acknowledgment and Agreement. From and after the Effective Date, all references to the Asset Purchase Agreement in the Asset Purchase Agreement and any related or ancillary document shall mean such Asset Purchase Agreement as amended by this Amendment.
10. Defined Terms; Other Definitional Provisions. As used in this Amendment, each of the terms defined in the opening paragraph and the Recitals above shall have the meanings assigned to such terms therein. Each term defined in the Asset Purchase Agreement and used herein without definition shall have the meaning assigned to such term in the Asset Purchase Agreement, unless expressly provided to the contrary. Paragraph headings have been inserted in this Amendment as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Amendment and shall not be used in the interpretation of any provision of this Amendment.
11. Counterparts; Invalidity. This Amendment may be signed in any number of counterparts, each of which shall be an original and all of which, taken together, constitute a single instrument. This Amendment may be executed by facsimile signature and all such signatures shall be effective as originals. In the event that any one or more of the provisions contained in this Amendment shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Amendment.

12. Assignments; Successors; and No Third Party Rights. No party may assign any of its rights or delegate any of its rights or obligations under this Amendment without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Amendment to any wholly-owned subsidiary of Buyer by providing notice of such assignment to the other parties provided that Buyer and such subsidiary shall remain jointly and severally liable for the performance of its obligations hereunder for the period of time such obligations are enforceable under this Amendment. Subject to the foregoing, this Amendment will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Amendment will be construed to give any Person other than the parties to this Amendment any legal or equitable right, remedy or claim under or with respect to this Amendment or any provision of this Amendment, except to such wholly-owned subsidiary of Buyer to whom the Acquired Assets and Liabilities may be sold, and except for such rights as shall inure to a successor or permitted assignee pursuant to this Section 12.
13. Governing Law; Jurisdiction and Service of Process. This Amendment will be governed by and construed under the laws of the State of Texas without regard to conflicts-of-laws principles. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Amendment shall be brought in the courts of the State of Texas, County of Collin, or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of Texas, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding, waives any objection it may now or hereafter have to venue or convenience of forum, agrees that all claims in respect of the proceedings shall be heard and determined only in any such court and agrees not to bring any proceeding arising out of or relating to this Amendment or the Contemplated Transactions in any other court. Process in any action or proceeding referred to in this Section 13 may be served on any party anywhere in the world.
[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

BUYER:

ViewCast.com, Inc. dba ViewCast Corporation, a Delaware corporation

By:	/s/ Laurie L. Latham

Laurie L. Latham, Chief Financial Officer

SELLER:

Ancept Media Server, LLC, a Minnesota limited liability company

By:	/s/ Gregory J. Springer

Gregory J. Springer, Chief Financial Officer

EXHIBITS
Exhibit 1 — Schedule 2.1(ii) (Assumed Contracts)
Exhibit 2 — Schedule 5.9 (Capitalization)